SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C. 20549



                                 Form 8-K



                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    THE SECURITIES EXCHANGE ACT OF 1934


                     Date of Report:  August 27, 1996





                          BLACK HILLS CORPORATION



State of South Dakota       File Number 1-7978       IRS Number 46-0111677





                               625 Ninth Street
                        Rapid City, South Dakota  57709



                 Registrant's telephone number (605) 348-1700

Item 5. OTHER EVENTS


       BLACK HILLS CORPORATION PARTICIPATES IN A NEWLY FORMED ENERGY MARKETING COMPANY

       Black Hills Corporation announced today that its subsidiary, Wyodak Resources Development Corp., and three experienced energy marketing managers, Philip D. Shaffer, Allen Dennis and Shawn T. McLaughlin, have formed a startup energy marketing company by the name of Enserco Energy Inc. headquartered in Denver, Colorado. Upon receiving the proper federal licenses, Enserco, will engage in the business of purchasing and marketing natural gas, electric energy and other energy fuels, first in the Rocky Mountain region and gradually expanding to other markets nationwide. Enserco expects to receive the required natural gas marketing license in September 1996 and the electric energy license in 1997 but cannot make any assurances when such licenses will be received. Enserco plans to also furnish energy services through alliances with other entities enabling it to compete in the unregulated energy business.

       Daniel P. Landguth, Chairman, President, and Chief Executive Officer of Black Hills Corporation, said, "Enserco has a nationwide energy marketing plan that fits a vital part of Black Hills Corporation's overall corporate strategy. Enserco will provide several opportunities to grow the Company's operations in the unregulated energy business."

       Although it is anticipated that Enserco's operations will generate significant revenues, Black Hills does not forecast any material impact on its earnings until Enserco is able to generate sufficient volumes of sales to offset the expenses of starting the new company. The company cannot predict when the impact on earnings will occur or what the effect on earnings will be in the highly competitive energy market, but the Company believes that Enserco's earnings can grow to become a significant part of consolidated operations.

       Through investments in common stock and convertible securities, Wyodak Resources plans to effect a 70 percent equity ownership in Enserco.

       Enserco has elected Phillip Shaffer to serve as the Chairman of the Board, President and Chief Executive Officer, Allen Dennis to serve as Executive Vice President and Secretary/Treasurer and Shawn T. McLaughlin to serve as Executive Vice President.

       Mr. Shaffer, Mr. Dennis and Mr. McLaughlin come to the new company with over 50 years of combined experience in the energy industry with their most recent years concentrated in marketing energy.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BLACK HILLS CORPORATION



                                        By /S/ DALE E. CLEMENT
                                           Dale E. Clement, Senior Vice
                                                President - Finance


Dated:  August 27, 1996